Exhibit 99.1

NOTE: Certain information identified in Exhibit A of this Agreement has been excluded from the exhibit because it both (i) is not material and (ii) is information company treats as private or confidential. The omitted information would be found at that point of the Exhibit noted with
[**********].

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated as of January 1, 2022, is made by and between Urban One, Inc., a Delaware corporation (the “Company”), and Alfred C. Liggins, III (the “Executive”).

RECITALS

WHEREAS, Company is engaged in the business of owning and managing broadcast media, directly and through subsidiaries and affiliates, including certain radio stations, cable television networks and websites serving various Nielsen Audio Total Survey Areas; and

WHEREAS, Company desires to continue to employ Executive to perform such services as described below, in accordance with the terms hereof; and

WHEREAS, Executive desires to be employed by Company, in accordance with the terms hereof;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive, intending to be legally bound, hereby agree as follows:

COVENANTS

1.Definitions.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with, the Company.

“Annual Base Salary” shall mean the annual base salary as described in Section 5.1 hereof.

“Annual Incentive” shall have the meaning set forth in Section 5.2 hereof.

“Board” shall mean the board of directors of the Company.

“Cause” shall mean (i) the commission by the Executive of a felony, fraud, embezzlement or an act of serious, criminal moral turpitude which, in case of any of the foregoing, in the good faith judgment of the Board, is likely to cause material harm to the business of the Company and the Company Affiliates, taken as a whole, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by clear and convincing evidence, (ii) the commission of an act by the Executive constituting material financial dishonesty against the Company or any Company Affiliate, provided, that in the absence of a conviction or plea of nolo contendere, the Company will have the burden of proving the commission of such act by a preponderance of the evidence, (iii) the repeated refusal by the Executive to use his reasonable and diligent efforts to follow the lawful and reasonable directives (in light of the terms of this Agreement) of the Board with respect to a matter or matters within the control of the Executive, or (iv) the Executive’s willful gross neglect in carrying out his material duties and responsibilities under this Agreement, provided, that unless the Board reasonably determines that a breach described in clause (iii) or (iv) is not curable, the Executive will, subject to the following proviso, be given written notice of such breach and will be given an opportunity to cure such breach to the reasonable satisfaction of the Board within thirty (30) days of receipt of such written notice, and, provided further, that the Executive only will be entitled to cure two such defaults during the Term of Employment.

“Change of Control” shall be deemed to have occurred in the event of a transaction or series of related transactions pursuant to which any Person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons (a) acquires, whether by merger, consolidation or transfer or issuance of capital stock, capital stock of the Company (or any surviving or resulting company), which together with stock held by such Person or group, constitutes more than 50% of the voting power of the stock of the Company (or any surviving or resulting company) or (b) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For purposes herein, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of Section 6.2, a Change of Control shall not occur unless such transaction constitutes a “change in ownership of a corporation,” a “change in effective control of a corporation,” or a “change in ownership of a substantial portion of a corporation’s assets” under Section 409A of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if following a transaction, the Executive and/or Catherine L. Hughes retain more than fifty percent (50%) of the voting power of the stock of the Company (or any surviving or resulting company).

“Class D Common Stock” shall mean the Company’s class D common stock, par value $.001 per share.

“COBRA” shall mean the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall have the meaning set forth in Section 3 hereof.

“Common Stock” shall mean all classes of the Company’s common stock and any capital stock of the Company distributed after the date of this Agreement with respect to shares of the Company’s common stock by way of dividend, distribution, stock split, exchange, conversion, merger, consolidation, reorganization or other recapitalization.

“Company Affiliate” shall mean any Subsidiary of the Company.

“Compensation Committee” shall mean the compensation committee of the Board.

“Competing Business” shall have the meaning set forth in Section 10.1 hereof.

“Competing Market” shall have the meaning set forth in Section 10.1 hereof.

“Confidential Information” shall have the meaning set forth in Section 8 hereof.

“Date of Termination” shall mean the date on which the Executive’s employment with the Company actually terminates.

“Disability” shall mean the Executive’s inability to render the services required under this Agreement by reason of a physical or mental disability for ninety (90) days, which need not be consecutive, during any twelve (12) consecutive month period, and the effective date of such Disability shall be the day next following such ninetieth (90th) day. A determination of Disability will be made by a physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company cannot agree as to a physician, then each will select a physician and such physicians shall together select a third physician, whose determination as to Disability shall be completed within ten (10) days of the date on which the disagreement between the Executive and the Company arose and the decision of such third physician will be final and binding on the Executive and the Company. The Executive and the Company shall have the right to present to such physician such information and arguments as each deems appropriate, including the opinion of other physicians.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” shall mean the closing price of an applicable share of Common Stock on the applicable date.

“Good Reason” shall be deemed to exist if, without the express written consent of the Executive, (a) the Executive’s rate of Annual Base Salary (as provided in Section 5.1 of this Agreement), including any increases, is reduced, (b) the Executive suffers a substantial reduction in his title, duties or responsibilities, (c) the Company fails to pay the Executive’s Annual Base Salary when due or to pay any other material amount due to the Executive hereunder within five (5) days of written notice from the Executive, (d) the Company materially breaches this Agreement (other than a breach described in the preceding clause (c)) and fails to correct such breach within thirty (30) days after receiving the Executive’s demand that it remedy the breach, or (e) the Company fails to obtain a satisfactory written agreement from any successor to assume and agree to perform this Agreement, which successor the Executive reasonably concludes is capable of performing the Company’s financial obligations under this Agreement.

“Network” or “TV One” shall mean TV ONE, LLC, a wholly owned Subsidiary of the Company.

“Noncompete Period” shall have the meaning set forth in Section 10.1 hereof.

“Notice of Termination” shall have the meaning set forth in Section 6.5 hereof.

“Option Shares” shall have the meaning set forth in Section 5.12 hereof.

“Person” shall mean any natural or legal person including any individual, partnership, joint venture, corporation, association, joint stock company, limited liability company, trust, unincorporated organization or government or any department or agency or political subdivision thereof.

“Section 6.1 Severance Period” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Section 6.2 Severance Period” shall have the meaning set forth in Section 6.2(a)(v) hereof.

“Special Advance” means the $119 million advance made by the Company to the Network to permit the Network to repay indebtedness of such amount.

“Subsidiary” shall mean, with respect to any Person, a corporation or other business entity of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by such Person, directly or through one or more Subsidiaries.

“Term of Employment” shall have the meaning set forth in Section 3 hereof.

“Transfer” shall mean a sale, transfer, assignment, pledge, hypothecation, mortgage or other disposition (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any interest in any Option Shares or Common Stock; except that a transfer or assignment to any trust established and maintained for the benefit of the Executive shall not be deemed a Transfer hereunder; provided, that such trust agrees in writing to be bound by any transfer restrictions set forth herein.

“TV One Award” shall have the meaning set forth in Section 5.3 hereof.

“Vehicle Allowance” shall have the meaning set forth in Section 5.8 hereof.

“Withholding Amount” shall have the meaning set forth in Section 5.13(b) hereof.

“Work Product” shall have the meaning set forth in Section 9 hereof.

2.

Employment. During the Term of Employment, subject to the terms and provisions set forth in this Agreement, the Company shall continue to employ the Executive as the Chief Executive Officer and President of the Company, and the Executive hereby accepts such continued employment.

3.

Term. The initial term of employment under this Agreement shall commence as of the date hereof (the “Commencement Date”) and, unless earlier terminated by the Company or the Executive under Section 6 of this Agreement, shall continue until December 31, 2024 (the “Initial Term”). Thereafter, the term of employment will be extended automatically for additional one (1) year periods, unless either party provides written notice of its/his intention not to renew to the other party at least sixty (60) days before the expiration of the Initial Term or any renewal term of this Agreement, as applicable. The Initial Term and any subsequent renewal terms shall collectively be the “Term of Employment.”

4.Position, Responsibilities and Duties.

4.1.

During the Term of Employment, the Executive, as the Chief Executive Officer and President of the Company, shall be responsible, subject to the direction of the Board, for identifying acquisition opportunities for the Company and providing strategic guidance, leadership and direction to the management team of the Company and for such other duties and functions of a senior executive nature, commensurate with his title, responsibility and remuneration as may be directed from time to time by the Board. The Executive shall report solely to the Board.

4.2.

During the Term of Employment, the Executive shall devote substantially all of his business time to the business and affairs of the Company and its Affiliates and shall use his best efforts, ability and fidelity to perform faithfully and efficiently his duties and responsibilities.

5.Compensation.

5.1.

Base Compensation. Commencing on the Commencement Date, as compensation for the services to be provided by the Executive under this Agreement, the Company shall pay the Executive an annual base salary of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000.00) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Compensation Committee annually and may be increased (but not decreased) as the Compensation Committee determines appropriate. In making such determination, the Compensation Committee may take into account: the salaries of chief executive officers of companies that are similar in nature and scope to the businesses conducted by the Company at such time; the Company’s financial position and cash flow; and/or the impact of any such increase on the Company’s loan covenants. Such Annual Base Salary shall be payable to the Executive in equal installments at least twice per month in accordance with the Company’s regular payroll practice.

5.2.

Annual Incentive Compensation. For each complete calendar year of the Term of Employment, Executive shall be eligible to receive an annual bonus (the “Annual Incentive”). Executive’s annual target bonus opportunity shall be equal to 100% of base compensation (the “Target Incentive”), based on the achievement of performance goals as determined by the Executive and the Compensation Committee; provided that (A) if the Company exceeds ninety percent (90%) of budget for the fiscal year, the Annual Incentive shall be deemed fifty percent (50%) earned and the Executive shall be entitled to such amount (the “Incentive Threshold”), and (B) subject to the Incentive Threshold, depending on results, the Executive’s actual bonus may be higher or lower than the Target Incentive, as determined by the Compensation Committee. If the Executive achieves superior performance goals as determined by the Compensation Committee, then the Executive shall be eligible to receive an Annual Incentive up to 175% of base compensation. Executive shall be eligible for the Annual Incentive at the conclusion of each calendar year that (i) Executive remains actively employed by Company and (ii) Executive is in compliance with the terms of this Agreement as well as Company policies, procedures, and directives concerning job performance and conduct. The Compensation Committee shall determine whether and to what extent the applicable performance goals have been achieved and the amount of the Annual Incentive, if any. The Annual Incentive shall be due and payable by the Company on or before March 15 of the year immediately following the year for which such Annual Incentive is awarded.

5.3.

TV ONE Award. (a) In recognition of his contributions in founding TV One on behalf of the Company, the Executive shall be eligible to receive an amount equal to 4.17192% of any proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One (the “TV One Award”). In the event of a sale of TV One, the net cash proceeds actually received by the Company, less the Special Advance, plus or minus any agreed working capital adjustments, shall form the basis of the valuation upon which the 4.17192% award shall be calculated. The Company’s obligation to pay the TV One Award shall be triggered (i) only after the Company’s recovery of the aggregate amount of its capital contribution in TV One and (ii) only upon actual receipt of (A) distributions of cash or marketable securities or (B) proceeds from a liquidity event with respect to the Company’s membership interest in TV One, or as otherwise specified on Exhibit B. The TV One Award shall be calculated in the manner set forth in the TV One Dividend Policy as set forth on Exhibit A attached hereto. The terms of the TV One Award, including treatment of such award in connection with Executive’s employment termination, are more fully set forth on Exhibit B.

5.4.

Retirement and Savings Plans. During the Term of Employment and to the extent eligible, the Executive shall be entitled to participate in all pension, retirement, savings and other employee benefit plans and programs applicable to executives of the Company.

5.5.

Welfare Benefit Plans and Perquisites. During the Term of Employment and to the extent eligible, the Executive, the Executive’s spouse, if any, and the Executive’s eligible dependents, if any, shall be entitled to participate in and be covered by all welfare benefit plans and programs, if any, and shall be entitled to receive such perquisites and fringe benefits, if any, generally applicable to executives of the Company.

5.6.

Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the policies and procedures of the Company as in effect at the time the expense was incurred, as the same may be changed prospectively from time to time. The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after the

Executive submits the request for such reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.

5.7.

Vacation Benefits. During the Term of Employment, the Executive shall be entitled to four (4) weeks paid vacation annually to be taken at such times which do not materially interfere with the operations of the Company. Any vacation not used by the Executive during any calendar year during the Term of Employment shall accumulate to the extent permitted by and in accordance with the Company policy then in effect.

5.8.

Vehicle Allowance; Jet Usage. During the Term of Employment, (i) the Executive shall be entitled to use of an automobile leased by the Company and (ii) the Company shall pay the cost of any and all applicable insurance coverage, registration, inspection and similar operating expenses therefor related to such automobile (the benefits provided in (i) and (ii) shall be collectively referred to as the “Vehicle Allowance”). The Executive acknowledges that the Company will impute income to the Executive based on the portion of the Vehicle Allowance that does not constitute an ordinary and necessary business expense of the Company. During the Term of Employment, the monthly cost to the Company of such Vehicle Allowance shall be at least equal to the monthly amount being paid by the Company for the Executive’s automobile lease and applicable insurance and operating expenses on the date of this Agreement. Upon expiration of the Company’s lease, the Executive shall have the right to purchase such vehicle in accordance with the terms of the Company’s lease agreement for such vehicle. Additionally, during the Term of Employment, the Executive shall be entitled to use of the Company’s corporate jet for business or personal purposes, including the transportation of guests. The Executive acknowledges that the value of the use of such corporate jet will be imputed as income to the Executive to the extent the amount does not constitute ordinary and necessary business expense of the Company.

5.9.

Wireless Communications Allowance. During the Term of Employment, the Executive shall be entitled to use of a laptop computer and a wireless telephone and/or other wireless communications devices with all equipment and service costs thereof to be borne by the Company.

5.10.

Personal Assistant. During the Term of Employment, the Company shall make available to the Executive the services of a full-time personal assistant. The Executive acknowledges that the Company will impute income to the Executive based on the portion of the cost of the personal assistant’s services that does not constitute an ordinary and necessary business expense of the Company.

5.11.

Financial Manager. During the Term of Employment, the Company shall make available to the Executive the services of a financial manager. The Executive acknowledges that the Company will impute income to the Executive based on the services provided by the financial manager.

5.12.	Stock Options.

(a)

Subject to the provisions of the Urban One Amended and Restated 2019 Equity and Performance Incentive Plan (the “Plan”), during the term of this Agreement, Executive shall be granted options to purchase shares of Class D Common Stock (each an “Option Share”) in three equal annual awards of Four Hundred Seventy-Four Thousand Six Hundred and Ten Dollars  ($474,610) having an aggregate value of One Million Four Hundred Twenty-Three Thousand Eight Hundred Thirty Dollars ($1,423,830) with the number of shares determined based on the closing price of Class D Common Stock on each applicable date of grant (the “Option Grant”). The three annual grants described in this Section 5.12(a) shall be fully vested when granted.

(b)	The price payable by the Executive for each Option Share shall be the Fair Market Value of each Option Share on the date of grant.
(c)

In addition to the award provided for under Section 5.12(a), Executive shall receive an award under the Plan of options to purchase 156,250 shares of Class D Common Stock, which award shall vest in full (and not in part before) on January 6, 2025 as a completion bonus; provided Executive then remains in service or is terminated prior to such date without Cause, resigns for Good Reason, or due to death or Disability (the “Completion Option Shares”). Pricing of the Completion Option Shares shall occur based on the higher of (i) the Fair Market Value of the Class D Common Stock as of September 27, 2022 or (ii) the Fair Market Value of Class D Common Stock on date of grant of the Completion Option Shares.

(d)

Notwithstanding any other provision contained herein, upon a Change of Control, all of the Executive’s Option Shares, including any options for Completion Option Shares, shall become fully and immediately vested, issued (if not previously issued), and exercisable.

(e)

Upon termination of the Executive’s employment hereunder, any then unvested Option shall expire and be immediately forfeited; provided, however, that if Executive is terminated due to his death, Disability, termination without Cause or resignation for Good Reason, all previously unvested Options shall immediately accelerate and become exercisable. The Executive’s right to exercise any exercisable Option following termination of his employment shall be governed in accordance with the terms of the Plan; provided, however, that (i) if the Executive’s employment terminates for any reason other than his death or Disability, any exercisable Option shall not also expire and be forfeited until the ninetieth (90th) day following such termination, and (ii) if the Executive’s employment terminates by reason of his death or Disability, exercisable options shall not expire until the 12 month anniversary of such termination due to death or Disability.

(f)	All unexercised Options to acquire Option Shares shall expire on the tenth anniversary of their respective grant.

5.13.	Stock Awards.
(a)

Subject to the provisions of the Plan, during the term of this Agreement, Executive shall receive three equal annual stock grants of Class D Common Stock valued at One Million Four Hundred Twenty-Three Thousand Eight Hundred and Twenty-Eight Dollars ($1,423,828) for an aggregate value of Four Million Two Hundred Seventy-One Thousand Four Hundred Eighty-Four Dollars ($4,271,484), with the number of shares determined based on the closing price of Class D Common Stock on each applicable date of each grant. Notwithstanding the foregoing, any grant may be deferred if, in the Compensation Committee’s sole discretion, such a deferral is deemed necessary to comply with insider trading rules and regulations or securities laws (and then may be deferred only to the extent such factors necessitate the delay). The three annual grants described in this Section 5.13(a) shall be fully vested when granted.

(b)

The Compensation Committee also may, in its sole discretion, award additional shares of Class D Common Stock, subject to vesting and transfer restrictions, to the Executive during each or any year occurring during the Term of Employment, based upon the attainment of certain Company performance goals during any such year. Such performance goals shall be determined by the Compensation Committee in consultation with the Executive and shall be communicated to the Executive in writing as soon as reasonably practicable following the Compensation Committee’s determination. The Compensation Committee shall determine whether and to what extent the applicable performance goals have been achieved. Any such additional grant of restricted stock shall be subject to such terms and conditions as may be set forth in the Plan and such documentation as the Company may prescribe.

(c)

In addition to the award provided for under Section 5.13(a), Executive shall receive an award under the Plan of 468,750 restricted shares of the Company’s Class A Common Stock which award shall vest in full (and not in part before) on January 6, 2025 provided Executive then remains in service or is terminated prior to such date without Cause, resigns for Good Reason, or due to death or Disability as a completion bonus (the “Restricted Class A Completion Shares”).

(d)

The Executive shall be responsible for the payment of any withholding tax requirement arising from the vesting of the awards described in Section 5.13(a), 5.13(b) and 5.13(c). The amount of withholding tax required (the “Withholding Amount”) shall be determined by the Chief Financial Officer, Controller or other appropriate officer of the Company, and the Executive shall furnish such information and make such representations as such officer requires to make such determination. The Company shall notify the Executive of the Withholding Amount and the Executive shall pay such Withholding Amount to the Company, in cash, by certified cashier’s check, or by delivery of shares of Company Common Stock owned by the Executive having a Fair Market Value equal to the Withholding Amount (which may include shares otherwise issuable to the Executive upon vesting of the award). The Company shall remit the Withholding Amount to the appropriate taxing authority or authorities.

(e)

The Executive shall be entitled to receive, whether in the form of cash or stock, dividends declared on any vested or unvested Class A or Class D Common Stock granted pursuant to this Section 5.13 which shall be paid to the Executive on the date such dividends are paid to other holders of Class A or Class D Common Stock.

(f)	Notwithstanding any other provision contained herein, upon a Change of Control, all of the Executive’s unvested grants described in this Section 5.13 shall immediately become fully vested.
(g)

During the Term of Employment, the Executive may not Transfer any unvested stock, or any unvested shares of other awards granted under this Section 5.13, including any Restricted Class A Completion Shares except as may be permitted by the Plan. Any Transfer or attempted Transfer of any such unvested share in violation of this Section 5.13(g) shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such unvested share as the owner of such security for any purpose.

5.14.	Acknowledgement of Receipt of Awards. Executive acknowledges and agrees that all grants contemplated by Section 5.12(a) and 5.13(a) have been made as of the date hereof.
6.	Termination. The Executive’s employment hereunder (and the Term of Employment) may be terminated under the following circumstances:
6.1.	Termination by the Company Without Cause or by Executive for Good Reason.
(a)

Subject to Section 6.2, in the event that the Company terminates the Executive’s employment without Cause (which shall include a termination at the end of the Term of Employment by reason of the Company’s non-renewal of the Agreement pursuant to Section 3), or if the Executive terminates his employment for Good Reason in accordance with Section 6.1(c) below, the Executive shall only be entitled to:

(i)

the continuation of the Annual Base Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination for a period of twelve (12) months commencing on such Date of Termination (the “Section 6.1 Severance Period”);

(ii)	a portion of the Annual Incentive for the year in which the Date of Termination occurs, determined by dividing the number of days in the calendar year through the Date of Termination by three hundred sixty-five (365) and multiplying such fraction by the Annual Incentive which the Executive would have earned if he had remained employed by the Company for the entire calendar year; provided, however, that the discretionary portion of the Annual Incentive shall be determined in good faith by the Compensation Committee taking into account the Executive’s length of service and contribution towards the Company’s business during the year in which the Date of Termination occurs;

(iii)	any Annual Base Salary accrued to the Date of Termination, and any Annual Incentive relating to a prior year actually earned but not yet paid as of the Date of Termination;
(iv)	reimbursement for all expenses (under Section 5.6 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;
(v)

to the extent applicable, and as so permitted by applicable law, the continuation of the Executive’s welfare benefits (as described in Section 5.5 of this Agreement) at the level in effect on the Date of Termination during the Section 6.1 Severance Period, and any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive; provided, that, that the Company shall provide the Executive with group health continuation coverage for the Executive and his dependents during such Section 6.1 Severance Period on the same terms and conditions as applicable to active employees, and such period of coverage shall run concurrently with the COBRA continuation coverage period; provided, further that if the Company is not permitted to provide such continuation coverage or cover the costs thereof due to applicable law or limitations on COBRA, the Company shall provide a lump sum payment equal to the value of such coverage within thirty (30) days of the Termination of Employment;

(vi)

such rights as the Executive may have under any other written agreement between the Company and the Executive which is currently in effect or under any employee benefit plan or program of the Company (including rights to equity compensation).

For the avoidance of doubt, in the event that amounts payable pursuant to Sections 5.3 and 5.4 herein have not yet been paid to the Executive on the Date of Termination, the Executive shall receive such amounts in accordance with Sections 5.3 and 5.4.

(b)

Subject to Section 6.6, the amounts owed under Section 6.1(a)(i) shall be payable in equal bi-weekly installments from the Date of Termination through the expiration of the Section 6.1 Severance Period. Each such installment shall be treated as a separate payment for purposes of Section 409A of the Code. The amounts owed under Section 6.1(a)(ii) shall be payable, if at all, at the same time as the Annual Incentive normally would be paid for the calendar year in which the Date of Termination occurs. The amounts owed under Section 6.1(a) (iii) shall be paid within fifteen (15) days of the Date of Termination or such earlier date as may be required by law. The amounts owed under Section 6.1(a)(iv), unless otherwise expressly specified herein, shall be paid in accordance with the plan, programs, policies and procedures of the Company in effect at the time the applicable expenses are incurred. The amounts owed under Section 6.1(a)(v) shall be payable in accordance with the terms of the applicable plans and programs. The amounts owed under Section 6.1(a)(vi) shall be paid in accordance with the applicable agreements, plans, and programs.

(c)

Upon thirty (30) days’ prior written notice to the Board, the Executive may terminate his employment under this Agreement for Good Reason and such notification shall specify the act, or acts, on the basis of which the Executive has found Good Reason, provided, that such notice must be provided by the Executive to the Board no later than ninety (90) days following the Executive’s knowledge of the initial existence of the circumstances that constitute Good Reason. The Board shall then be provided the opportunity, within thirty (30) days of its receipt of such notification, to meet with the Executive to discuss such act or acts. If the Executive does not rescind his termination of employment at such meeting and the Company does not fully cure such Good Reason circumstances, the Executive’s employment by the Company shall be terminated for Good Reason pursuant to this Section 6.1, and the Executive shall receive the benefits provided under Section 6.1(a) hereof.

6.2.	Termination in Connection with a Change of Control.
(a)

In the event (x) the Company terminates the Executive’s employment without Cause (which shall include a termination at the end of the Term of Employment by reason of the Company’s non-renewal of the Agreement pursuant to Section 3) or the Executive terminates his employment for Good Reason, and (y) such termination occurs within two years following a Change of Control, the Executive shall be entitled to the following in lieu of the payments described in Section 6.1:

(i)

an amount equal to three times (3x) the sum of (x) the Annual Base Salary at the rate then in effect (as provided in Section 5.1 of this Agreement) on the Date of Termination (or, if greater, the date immediately preceding the Change of Control) and (y) the average of the last three Annual Incentive payments (or, if the Executive has received fewer than three Annual Incentive Payments, the average of all such Annual Incentive Payments);

(ii)

a portion of the Annual Incentive for the year in which the Date of Termination occurs, determined by dividing the number of days in the calendar year through the Date of Termination by three hundred sixty-five (365) and multiplying such fraction by the Annual Incentive which the Executive would have earned if he had remained employed by the Company for the entire calendar year; provided, however, that the discretionary portion of the Annual Incentive shall be determined at the higher of (A) target, or (B) the annualized performance projection applicable as of the Date of Termination, determined in good faith by the Compensation Committee taking into account the Executive’s length of service and contribution towards the Company’s business during the year in which the Date of Termination occurs;

(iii)	any Annual Base Salary accrued to the Date of Termination and any Annual Incentive relating to a prior year actually earned but not yet paid as of the Date of Termination;
(iv)	reimbursement for all expenses (under Section 5.6 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;
(v)

to the extent applicable, and as so permitted by applicable law, the continuation of the Executive’s welfare benefits (as described in Section 5.5 of this Agreement) at the level in effect on the Date of Termination for a period of three (3) years commencing on the Date of Termination (the “Section 6.2 Severance Period”) or beyond as the law requires, and any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive, provided, that, the Company shall provide the Executive with group health continuation coverage for the Executive and his dependents during such Section 6.2 Severance Period on the same terms and conditions as applicable to active employees; and such period of coverage shall run concurrently with the COBRA continuation coverage period; provided, further that if the Company is not permitted to provide such continuation coverage or cover the costs thereof due to applicable law or limitations on COBRA, the Company shall provide a lump sum payment equal to the value of such coverage within thirty (30) days of the Termination of Employment; and

(vi)

such rights as the Executive may have under any other written agreement between the Company and the Executive which is then currently in effect or under any employee benefit plan or program of the Company (including rights to equity compensation).

For the avoidance of doubt, in the event that amounts payable pursuant to Sections 5.3 and 5.4 herein have not yet been paid to the Executive on the Date of Termination, the Executive shall receive such amounts in accordance with Sections 5.3 and 5.4.

Notwithstanding any other provision contained herein, in the event (x) the Company terminates the Executive’s employment without Cause (including, without limitation, by reason of the Company’s non-renewal of the Agreement pursuant to Section 3) or the Executive terminates his employment for Good Reason, and (y) such termination occurs within six (6) months preceding a Change of Control, the Executive shall initially only be entitled to the payments and benefits set forth in Section 6.1(a); provided, however, that (a) upon the date of the Change of Control, any payments which have not yet been made to the Executive pursuant to Section 6.1(a)(i) shall be paid to the Executive in a lump sum within five (5) business days following the date of the Change of Control; (b) the Executive shall be entitled to an additional lump sum payment in the amount of the sum of (1) and (2), where (1) equals two times (2x) the Annual Base Salary at the rate in effect on the Date of Termination, and (2) equals three times (3x) the average of the last three Annual Incentive payments (or, if the Executive has received fewer than three Annual Incentive Payments, the average of all such Annual Incentive Payments), which shall be paid within ten (10) days following the date of the Change of Control; and (c) the Company shall provide the Executive with group health coverage for the Executive and his dependents during the Section 6.2 Severance Period on the same terms and conditions as applicable to active employees and such period of coverage shall run concurrently with the COBRA continuation coverage period.

(b)

Subject to Section 6.6, the amounts owed under Section 6.2(a)(i) and (ii) shall be payable to the Executive in a single lump sum within five (5) business days following the Date of Termination. The amounts owed under Section 6.2(a)(iii) shall be paid within fifteen (15) days of the Date of Termination or such earlier date as may be required by law. The amounts owed under Section 6.2(a)(iv), unless otherwise expressly specified herein, shall be paid in accordance with the plans, programs, policies and procedures of the Company in effect at the time the applicable expenses were incurred. The amounts owed under Section 6.2(a)(v) shall be payable in accordance with the terms of the applicable plans and programs. The amounts owed under Section 6.2(a)(vi) shall be paid in accordance with the applicable agreements, plans, and programs.

6.3.	Termination Due to Death or Disability, by the Company for Cause or by Executive without Good Reason.

(a)

In the event of the Executive’s death, or a termination of the Executive’s employment under this Agreement by either the Company or the Executive due to Disability, or the termination by the Company of the Executive’s employment under this Agreement for Cause in accordance with Section 6.3(c) below, or if the Executive terminates his employment with the Company without Good Reason in accordance with Section 6.3(d) below (which shall be deemed to include a termination at the end of the Term of Employment by reason of the Executive’s non-renewal of the Agreement pursuant to Section 3), the Term of Employment shall end and, notwithstanding Section 5 hereof, the Executive, his estate or other legal representative, as the case may be, shall only be entitled to:

(i)	any Annual Base Salary accrued to the Date of Termination, and any Annual Incentive relating to a prior year actually earned but not yet paid as of the Date of Termination;
(ii)

subject to the provisions of Section 5.2, a portion of the Annual Incentive for the year in which the Date of Termination occurs, determined by dividing the number of days in the calendar year through the Date of Termination by three hundred sixty-five (365) and multiplying such fraction by the Annual Incentive which the Executive would have earned if he had remained employed by the Company for the entire calendar year; provided, however, that the discretionary portion of the Annual Incentive shall be determined in good faith by the Compensation Committee taking into account the Executive’s length of service and contribution towards the Company’s business during the year in which the Date of Termination occurs;

(iii)	reimbursement for all expenses (under Section 5.6 of this Agreement) incurred as of the Date of Termination, but not yet paid as of the Date of Termination;
(iv)

any other compensation and benefits as may be provided in accordance with the terms and provisions of applicable plans and programs, if any, generally applicable to executives of the Company or specifically applicable to the Executive; and

(v)

such rights as the Executive may have under any other written agreement between the Company and the Executive which is currently in effect or employee benefit plan or program of the Company (including rights to equity compensation).

For the avoidance of doubt, in the event that amounts payable pursuant to Sections 5.3 and 5.4 herein have not yet been paid to the Executive on the Date of Termination, the Executive shall receive such amounts in accordance with Sections 5.3 and 5.4.

(b)

The amounts owed under Section 6.3(a)(i) shall be paid within fifteen (15) days of the Date of Termination or such earlier date as may be required by law. The amounts owed under Section 6.3(a)(ii) shall be payable, if at all, at the same time as the Annual Incentive normally would be paid under Section 5.2 for the calendar year in which the Date of Termination occurs. The amounts owed under Section 6.3(a)(iii), unless otherwise expressly specified herein, shall be paid in accordance with the policies and procedures of the Company in effect at the time the applicable expenses were incurred. The amounts owed under Section 6.3(a)(iv) shall be payable in accordance with the terms of the applicable plans and programs. The amounts owed under Section 6.3(a)(v) shall be paid in accordance with the applicable plan, program, or agreement.

(c)

The Company may terminate the Executive for Cause. In each case, the existence of Cause must be confirmed by the Board prior to any termination therefor. In the event of such a confirmation, the Company shall notify the Executive that the Company intends to terminate the Executive’s employment for Cause under this Section 6.3. Such notification shall specify the act, or acts, on the basis of which the Board has so confirmed the existence of Cause.

(d)	Upon sixty (60) days’ prior written notice to the Board, the Executive may terminate his employment under this Agreement without Good Reason.
6.4.

No Mitigation; No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

6.5.

Notice of Termination. Any termination of the Executive’s employment under this Section 6 shall be communicated by a notice of termination (the “Notice of Termination”) to the other party hereto given in accordance with Section 12.3 of this Agreement. Such notice shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the termination date is other than the date of receipt of such notice, specify the date on which the Executive’s employment is to be terminated (which date shall not be earlier than the date on which such notice is actually received).

6.6.

Compliance With Section 409A. All payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and it will be construed and interpreted accordingly. To the maximum extent such payments or amounts may be considered exempt from Section 409A (whether under the short-term deferral or separation pay exceptions, or otherwise), such amount shall be payable in accordance with Section 6.1(b) or 6.2(b) or other applicable provision of the Agreement. To the extent any such payments are nonqualified deferred compensation that is not exempt from Section 409A, and Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, such amounts will be delayed until the first day of the month following 6 months after the Date of Termination or, if earlier, Executive’s death, and any payments or benefits that would otherwise be paid to the Executive during the six-month period following his Date of Termination shall be accumulated and paid to the Executive in a single cash lump sum (without interest) within ten (10) days following the first business day of the seventh month following the Date of Termination. All provisions in this Agreement, including but not limited to Section 6 hereof, shall be construed and interpreted in a manner that provides that the maximum amount of compensation shall be considered exempt from Section 409A and, thereafter, such terms will comply with and be consistent with Section 409A. Thus, to the extent necessary to assure compliance, “termination” and similar terms will be construed consistently with a “separation from service” under Section 409A.

7.

Insurance. The Company will insure the Executive, for the duration of his employment, and thereafter in respect of his acts and omissions occurring during such employment, under a contract of directors’ and officers’ liability insurance to the same extent as any such insurance insures members of the Board.

8.

Confidential Information. The Executive acknowledges that the confidential or proprietary information obtained by him while employed by the Company concerning the business or affairs of the Company or any Affiliate of the Company (“Confidential Information”) is the property of the Company or such Affiliate, as the case may be. For purposes of this Agreement, the term “Confidential Information” does not include information that the Executive can demonstrate (a) was in the Executive’s possession prior to first being employed by the Company, provided, that such information is not known by the Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party, (b) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement, (c) became available to the Executive on a non-confidential basis from a third party, provided, that such third party is not known by the Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party or is otherwise prohibited from providing such information to the Executive by a contractual, legal or fiduciary obligation or (d) the Executive is required to disclose pursuant to applicable law or regulation (as to which information, the Executive will provide the Company with prior notice of such requirement and, if practicable, an opportunity to obtain an appropriate protective order). The Executive agrees that he will not during the Term of Employment and for the two-year period following the Term of Employment, willfully disclose Confidential Information to any Person (other than employees of the Company or any Subsidiary thereof or any other Person expressly authorized by the Board to receive Confidential Information or otherwise as required in the course of his duties during the Term of Employment) or use for his own account any Confidential Information without the prior written consent of the Board. The Executive shall deliver to the Company at the termination of the Term of Employment, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing Confidential Information or Work Product which he may then possess or have under his control. The Company shall, upon the Executive’s request, provide to the Executive a copy of such documents as may be reasonably necessary for the Executive to defend himself in any third party shareholder disputes, and which shall otherwise remain subject to the provisions of this Section 8.

9.

Work Product. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the Company’s or its Subsidiaries’ actual business, research and development or existing products or services and which are conceived, developed or made by the Executive while employed with the Company (“Work Product”) belong to the Company or such Subsidiary. Upon the written request of the Board, the Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term of Employment) to establish and confirm such ownership.

10.	Non-Compete, Non-Solicitation.
10.1.

The Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets and other confidential information of the Company and the Subsidiaries of the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that, during the Term of Employment and for an additional period (the “Noncompete Period”) equal to one (1) year thereafter, he shall not directly or indirectly own, manage, control, participate in, consult with, or render services for any “Competing Business” (as defined below) in any “Competing Market” (as defined below). For purposes of this section, a “Competing Business” is any enterprise or individual engaged in the production, sale or distribution of content via cable television, the world wide web, radio or other media used by the Company to distribute content as of the Date of Termination that (i) principally targets African-American audiences or (ii) creates, maintains or operates entertainment or social services aimed at African-American consumers or users. A division or subsidiary of a diversified business will be treated as a Competing Business only if (i) the diversified business falls within the preceding sentence and (ii) the Executive directly provides services to that division or subsidiary as his primary employment within the diversified business. A “Competing Market” is a geographic market in which the Company or any Company Affiliate has, on or before the Date of Termination, (i) commenced material operations or (ii) determined before such date to commence such material operations and committed substantial resources to either determining the feasibility of such commencement or actually commencing such operations. Nothing herein shall prohibit the Executive from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

Notwithstanding the foregoing, if Executive’s employment terminates without Cause or for Good Reason, the Noncompete Period shall be limited to the Term of Employment.

10.2.

During the Noncompete Period, the Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Subsidiary of the Company (other than Catherine Hughes) to leave the employ of such Person; (ii) hire any individual who was an executive of the Company or its Subsidiaries, a general, station or regional manager of the Company or its Subsidiaries, or a radio personality employed by the Company or its Subsidiaries at any time during the Term of Employment (other than Catherine Hughes and individuals who have not been employed by the Company or a Subsidiary of the Company for a period of at least one (1) year prior to employment by the Executive directly or indirectly through another Person); or (iii) induce or attempt to induce any customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company to cease doing business with the Company or such Subsidiary of the Company, or interfere materially with the relationship between any such customer, supplier, licensee or other Person having a business relationship with the Company or any Subsidiary of the Company.

10.3.

The Executive agrees and acknowledges that the type and scope of restrictions described in this Section 10 are fair and reasonable and that the restrictions are designed to protect the legitimate interests of the Company and not to prevent him from earning a living. If, however, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Executive acknowledges and agrees that the Executive’s breach of Section 8 or Section 10 of this Agreement will cause substantial and irreparable harm to the Company, and therefore, in the event of any such breach, in addition to such other remedies that may be available, the Company shall be entitled to equitable relief, including specific performance and injunctive relief. In the event that the Executive’s employment terminates for whatever reason, the Executive hereby grants consent to notification by the Company to the Executive’s new employer concerning the Executive’s obligations under Sections 8 and 10 of this Agreement. In the event that legal action is deemed necessary by the Company to enforce the provisions of Section 8 or Section 10 of this Agreement, the time period for all covenants and restrictions contained in Sections 8 and 10 shall be tolled during such time as the litigation is pending.

11.	Successors.
11.1.	Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive,

except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or assigned pursuant to testamentary disposition, intestate succession or pursuant to a qualified domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

11.2.

The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided, that the Company may only transfer or assign this Agreement with the Executive’s prior written consent (which consent shall be deemed given if the Executive consented to the underlying transaction).

12.	Miscellaneous Provisions.
12.1

Applicable Law, Forum, and Jurisdiction. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders, and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. The parties agree that all actions or proceedings arising in connection with this Agreement shall be conducted in the State of Delaware and each party agrees to submit to the jurisdiction of the state and federal courts of the State of Delaware for actions arising out of this Agreement.

12.2

Amendments/Waiver. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar term, provision or condition at the same time, or any prior or subsequent time.

12.3

Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be deemed received if and when either hand delivered and a signed receipt is given thereof, delivered by electronic delivery (email, DocuSign or facsimile), overnight courier (e.g., FedEx), or delivered by registered or certified United States mail, return receipt requested, postage prepaid and addressed as follows, or at such other address as any party hereto shall notify the other of in writing:

If to Company:Urban One, Inc.

1010 Wayne Avenue, 14th Floor

Silver Spring, Maryland 20910

Attention: Chief Administrative Officer

Copy to Company Attorney:Urban One, Inc.

1010 Wayne Avenue, 14th Floor

Silver Spring, Maryland 20910

Attention: General Counsel

If to Executive:Alfred C. Liggins, III

(At last known address on file with Company)

12.4

Withholding. Notwithstanding anything else to the contrary herein, the Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation. Where amounts are payable to the Executive pursuant to this Agreement both in cash and in a form other than cash, the Company may, at its option and upon prior notice to the Executive, withhold from such cash payments, or withhold from such payments in a form other than cash, or withhold from both.

12.5

Severability and Enforceability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as shall be agreed upon by the Company and the Executive.

12.6

Captions; Section References. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

12.7

No Company Setoff. The Company’s obligation to pay the Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim, or recoupment of amounts owed by the Executive to the Company or its Affiliates.

12.8

Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

12.9

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Each party agrees that any electronic signature, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signature. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including DocuSign (or similar system) facsimile or email electronic signature.

12.10

Representation. The Executive represents and warrants that the performance of the Executive’s duties and obligations under this Agreement will not violate any agreement between the Executive and any other Person.

12.11

Further Assurances. The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instructions required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

12.12

Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement or the Executive’s employment hereunder for any reason to the extent necessary for the intended preservation of such rights and obligations.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

URBAN ONE, INC.		ALFRED C. LIGGINS, III

By:		Signature:
Peter D. Thompson

Title:	Executive Vice President	Address:

Date:		Date:

Exhibit A

Part A

Dividend Policy for TV One

Promptly after the end of each calendar quarter, and in addition to any Mandatory Tax Distribution approved by the Board of the Network, the Network will, subject to the conditions described below, distribute additional cash amounts such that the total distribution (including the Mandatory Tax Distribution) on account of the quarter that just ended is equal to the Income of the Network before income taxes for such quarter.

No quarterly distribution of Income in excess of the Mandatory Tax Distribution shall be made unless the following conditions are satisfied.

There is retained by the Network a cash balance of $10MM to cover ongoing working capital and investment needs (the “Minimum Cash Balance”). For the purposes of calculating the Minimum Cash Balance, any “sweep” of cash up to the parent company bank account shall be added back, and any unpaid inter-company interest or other short-term inter-company obligation(s) due to the parent company shall be deducted. For purposes hereof, the Special Advance shall not be treated as an inter-company obligation.

In the case of distributions on account of the first three calendar quarters of a calendar year, the Board of the Network shall have made a good faith judgment that the Network can reasonably be expected to continue to maintain the Minimum Cash Balance for the balance of the calendar year in which such quarter falls, taking into account any anticipated Network expenditures, including without limitation, acquisitions, programming expense and capital expenditures.

The Network shall report each distribution made pursuant to this policy to the Compensation Committee of the Board of Urban One, Inc., along with documentation that supports the calculation of Net Income, income taxes and the Special Advance and such other information as the Compensation Committee may request from time to time.

Part B

Quarterly calculation of the amount due to the executive

The executive’s award is calculated by measuring the proceeds from distributions or other liquidity events in excess of the return of the Company’s aggregate investment in TV One. This calculation starts with the enterprise value of TV One (hereafter, the Enterprise Value). (The Enterprise Value is meant to approximate the value of TV One’s fixed assets, intangibles assets, content assets, brand name, goodwill which are netted with any obligations related to these assets). The Enterprise Value is then adjusted by additional cash contributions made by the Company to TV One, TV One’s current assets (adjusted for assets assumed in the Enterprise Value), any long term assets not included in the Enterprise Value and netted with current liabilities (adjusted for obligations considered in the Enterprise Value) and the Special Advance. This net amount available for distribution is then multiplied by the award percentage (4.17192%). The final piece of this calculation is to add any unpaid TV One dividends owed to the Executive to arrive at the total value of the award. The following schedule is a proforma of this calculation:

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Exhibit B

TV One Award Terms

1.

Ineligibility on Termination for Cause. Notwithstanding anything herein to the contrary, in the event of a termination for Cause, then the Executive rights hereunder to the TV One Award shall automatically extinguish and cease in their entirety.

2.	Cashout of TV One Award Upon Qualifying Terminations.

(a)Termination Triggering Events. Notwithstanding Section 5.3 or Exhibit A, upon the occurrence of any of termination of Executive’s employment for any reason other than a termination for Cause (for clarity, including any termination due to retirement, resignation with or without Good Reason, termination without Cause, or termination due to death or Disability) (the foregoing, a “Qualifying Termination”), the Company shall liquidate and fully pay out the value of the Executive’s interest in the TV One Award at its Fair Market Value (as defined below) as provided herein.

(b)Procedures. Following the completion of the Valuation Report(s) (as defined below) and subject to Section 6.6 (including the 6-month delay therein), the Company shall pay Executive through payroll, subject to taxes and other required withholdings, the Fair Market Value (as defined below) of the TV One Award in a single lump sum in the 8th month following such Qualifying Termination.

(c)Cooperation. The Company and the Executive shall each take all actions as may be reasonably necessary to facilitate the payment of the Fair Market Value, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

3.	Cashout of TV One Award upon a Change of Control.

(a)Change of Control Triggering Events. Notwithstanding Section 5.3 or Section 2 of Exhibit B, if a Change of Control occurs prior to Executive’s termination of employment, the Company shall liquidate and fully pay out the value of the Executive’s interest in the TV One Award at its Fair Market Value (as defined below).

(b)Procedures. Promptly, and in any event within thirty (30) days following the Change of Control, the Company shall pay Executive through payroll, subject to taxes and other required withholdings, in a single lump sum the Fair Market Value of the TV One Award.

(c)Cooperation. The Company and the Executive shall each take all actions as may be reasonably necessary to facilitate the payment of the Fair Market Value, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

4.Fair Market Value.

(a)The value of the TV One Award for purposes of Sections 2 and 3 of this Exhibit B shall be its Fair Market Value as of the date of the Qualifying Termination or Change of Control, as applicable.

(b)For purposes of this Agreement: (i) the Fair Market Value of the TV One Award shall be the fair market value as determined by an independent, nationally recognized investment banking, accounting, or valuation firm (the “Valuation Firm”) jointly selected by the Board and the Executive incorporating the adjustments and methodology set forth in the Part B of the Dividend Policy set forth in Exhibit A above. The Company shall provide the Valuation Firm with all reasonably necessary Company and TV One financial and other records as the Valuation Firm may request. The Valuation Firm shall deliver its written determination of the fair market value of the TV One Award within sixty (60) days of its engagement to the Executive and the Company (the “Valuation Report”). If neither the Executive nor the Company disputes the determination of Fair Market Value as set forth in the Valuation Report with 5 business days, such determination of Fair Market Value shall be deemed the final, definitive and conclusive Fair Market Value. If within 5 business days of receipt of the Valuation Report, either the Executive or the Company disputes the fair market value as determined by the Valuation Firm, the following mechanism shall be used to resolve the dispute. Within 15 business days, each of the Executive and the Company shall at their own cost and expense (subject to the following sentence) engage their own independent, nationally recognized investment banking, accounting, or valuation firm to make a determination as to the Fair Market Value of the TV One Award. Each of the Executive’s valuation firm and the Company’s valuation firm shall deliver its written determination of the fair market value of the TV One Award within sixty (60) days of its engagement. Following delivery of the two valuations by the firms engaged by the Executive and the Company, the two closest valuations shall be averaged (and the outlier valuation disregarded) and the average of the two closest valuations shall be deemed the final, definitive and conclusive Fair Market Value. Unless Executive initiates the disputed valuation and Executive’s valuation is the outlier valuation that is disregarded, the Company shall reimburse Executive for the cost of such valuation. In all events, in determining the Fair Market Value of the TV One Award, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity of the TV One Award due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the issued and outstanding interests in TV One.

Notwithstanding the foregoing, if the Fair Market Value is payable in connection with a Change of Control under Section 3, the enterprise value of TV One shall be the value ascribed to TV One in connection with the Change of Control and the Fair Market Value of TV One shall be determined by reference to such enterprise value taking into account the adjustments and methodology set forth in the Part B of the Dividend Policy set forth in Exhibit A above.